UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 12, 2016

Federal Realty Investment Trust
(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

The disclosures under Item 5.02 in this Current Report on Form 8-K are incorporated hereunder by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2016, the Board of Trustees of Federal Realty Investment Trust (“Trust”) approved the hiring of Daniel Guglielmone, 49, as the Trust’s Chief Financial Officer (“CFO”), principal financial officer (“PFO”) and principal accounting officer (“PAO”). Mr. Guglielmone will start his employment with the Trust and assume the CFO, PFO and PAO titles and responsibilities effective on August 15, 2016 (the “Hiring Date”). Mr. Guglielmone most recently served as Senior Vice President, Acquisitions & Capital Markets at Vornado Realty Trust where he oversaw and managed the Acquisitions and Capital Markets Groups since 2003. From 1993 to 2003, Mr. Guglielmone served as the Director, Investment Banking Division/Real Estate and Lodging Group with Salomon Smith Barney/Citigroup, where he advised on and raised capital for real estate and lodging companies. Prior to that, Mr. Guglielmone worked as a retail leasing and investment sales associate at Douglas Elliman Commercial Real Estate. Mr. Guglielmone earned his master’s degree in management with a concentration in finance from Northwestern University and a bachelor of science in applied economics from Cornell University. There are no related party transactions between the Trust and Mr. Guglielmone other than the employment relationships described below.

Mr. Guglielmone will receive an initial annual base salary of $450,000 with an increase to $475,000 beginning on January 1, 2017 and a hiring bonus of $2,000,000 (“Hiring Bonus”). The Hiring Bonus will be paid as follows: (a) $250,000 in cash paid in each of February 2017 and February 2018; (b) $500,000 paid on the Hiring Date in the form of restricted shares that will vest equally over three (3) years; and (c) $1,000,000 paid on the Hiring Date in the form of restricted shares that will vest equally over seven (7) years. The number of restricted shares issued will be calculated using the closing price of the Trust’s common shares on the New York Stock Exchange on the Hiring Date.

In addition, Mr. Guglielmone will be eligible for a full annual bonus pursuant to the Trust’s Annual Incentive Bonus Plan for calendar year 2016. Mr. Guglielmone’s annual bonus amount will be targeted at 75% of his base salary. The amount of the bonus that is actually earned by Mr. Guglielmone will depend on whether the Trust achieves its targeted funds from operations level established by the Compensation Committee of the Board, as well as Mr. Guglielmone’s individual performance. Mr. Guglielmone will also be eligible to receive annual equity awards pursuant to the Trust’s Amended and Restated 2003 Long-Term Incentive Award Program (“LTIAP”) beginning with the 2016 calendar year award for the three-year performance period ending December 31, 2016. Mr. Guglielmone’s threshold, target and stretch levels under the LTIAP are $600,000, $900,000 and $1,200,000, respectively. Mr. Guglielmone will receive a modified LTIAP award in February 2017 which is guaranteed at $900,000 and will not have accelerated vesting on termination without cause until after August 15, 2018.

The Trust and Mr. Guglielmone will enter into a severance and change in control arrangement that will provide for payments and benefits to Mr. Guglielmone in the event he is terminated without cause or there occurs a change in control which will generally be on the same terms and conditions as the severance agreement that was in place between the Trust and James M. Taylor, Jr., the Trust’s former Executive Vice President-Chief Financial Officer except that the arrangement will contain a double trigger requirement in connection with a change of control and will not provide for any excise tax gross up. We anticipate filing the final Severance Agreement between the Trust and Mr. Guglielmone with the Trust’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Concurrently with Mr. Guglielmone’s assuming the titles and responsibilities of PFO and PAO on August 15, 2016, Mr. Donald C. Wood will relinquish the PFO title, and Ms. Melissa Solis will relinquish the PAO title and no longer be deemed an officer with reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended.

Item 9.01.        Financial Statements and Exhibits
(d)    Exhibits

The following Exhibits are included in the Form 8-K:

Exhibit            Description of Exhibit

99.1            Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date:    July 13, 2016                    /s/ Dawn M. Becker

Dawn M. Becker
Executive Vice President-General Counsel and
Secretary